Exhibit 99.1

BeiGene Reports Third Quarter 2016 Financial Results

WALTHAM, Mass, November 10, 2016, BeiGene, Ltd. (NASDAQ: BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today reported business highlights and financial results for the third quarter of 2016.

“In the third quarter of this year, we reached significant milestones in the development of our clinical programs and business operations,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene. “We presented updated clinical data on BGB-3111 in patients with Waldenström’s Macroglobulinemia, which showed a high frequency of deep responses, supporting the advancement of BGB-3111 into a Phase III trial in comparison with ibrutinib. In addition, we received regulatory clearance to conduct clinical trials with all four of our clinical-stage molecules in China and have dosed over 800 patients and healthy subjects in ten ongoing clinical trials globally.”

“We also bolstered our senior clinical development team with the appointments of Dr. Amy Peterson, Chief Medical Officer of Immuno-oncology, Dr. Jane Huang, Chief Medical Officer of Hematology, and Mr. Ross Pettit, Senior Vice President of Global Development Operations. In the coming months, we expect to present additional data on BGB-3111 and BGB-A317, and to commence the Phase III trial of BGB-3111 in Waldenström’s Macroglobulinemia. Pending regulatory feedback, we plan to initiate additional registration programs globally and in China with our portfolio compounds in 2017,” commented Mr. Oyler.

Third Quarter 2016 and Recent Business Highlights

Clinical Programs:

BGB-3111, a potent and highly selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK)

•                  Presented updated clinical data on BGB-3111 in patients with Waldenström’s Macroglobulinemia (WM) at the 9th International Workshop on Waldenström’s Macroglobulinemia and Symposium on Advances in Multiple Myeloma (IWWM-9).

•                  Continued enrollment in the multi-indication dose-expansion phase of the BGB-3111 Phase I monotherapy trial in Australia, New Zealand, the United States, and South Korea.

•                  Continued enrollment in the Phase I trial of BGB-3111 as a monotherapy in China.

•                  Continued enrollment in the dose-expansion phase of the global combination study with obinutuzumab, an anti-CD20 antibody.

•                  Continued enrollment in the combination trial of BGB-3111 with BGB-A317 in Australia in patients with B-cell malignancies.

BGB-A317, an investigational humanized monoclonal antibody against the immune checkpoint receptor PD-1

•                  Received approval to initiate clinical trials with BGB-A317 in China.

•                  Continued enrollment in the global multi-indication dose-expansion phase of the BGB-A317 Phase I monotherapy trial.

•                  Continued enrollment in the global combination trial of BGB-A317 and BGB-290 in patients with advanced solid tumors.

•                  Continued enrollment in the combination trial of BGB-A317 with BGB-3111 in Australia in patients with B-cell malignancies.

BGB-290, a potent and highly selective PARP inhibitor

•                  Received approval to initiate clinical trials with BGB-290 in China.

•                  Continued enrollment in the dose-expansion phase of the BGB-290 Phase I monotherapy trial in Australia.

•                  Continued enrollment in the global combination trial of BGB-290 and BGB-A317 in patients with advanced solid tumors.

Corporate Development:

•                  Continued to build the senior management team with the appointments of Dr. Amy Peterson as Chief Medical Officer of Immuno-oncology, Dr. Jane Huang as Chief Medical Officer of Hematology, and Mr. Ross Pettit as Senior Vice President of Global Development Operations.

Expected Upcoming Milestones

BGB-3111 (BTK Inhibitor)

•                  Present updated data from the ongoing Phase I study in two oral presentations at the 2016 American Society of Hematology (ASH) Annual Meeting taking place December 3-6, 2016.

•                  Initiate the global registration program of BGB-3111 in WM in late 2016 or early 2017.

•                  Present data from the combination studies of BGB-3111 with obinutuzumab and BGB-3111 with BGB-A317 in 2017.

BGB-A317 (PD-1 Antibody)

•                  Present updated data from the ongoing Phase I study in a poster presentation at the Society for Immunotherapy of Cancer (SITC) 31st Annual Meeting taking place November 11—13, 2016.

•                  Continue and expand combination studies in 2016.

•                  Present clinical combination data in 2017.

•                  Present data from the dose-expansion phase of the ongoing Phase I trial in 2017.

BGB-290 (PARP Inhibitor)

•                  Continue and expand combination studies in late 2016 and 2017.

•                  Present updated Phase I monotherapy study data in 2017.

•                  Present data from the combination study with BGB-A317 in 2017.

BGB-283 (RAF Dimer Inhibitor)

•                  Present dose-expansion data at a medical conference in the first half of 2017.

Third Quarter 2016 Financial Results

Cash, Cash Equivalents, and Short-term Investments were $203.62 million as of September 30, 2016, compared to $100.49 million as of December 31, 2015. The increase reflects net initial public offering (IPO) proceeds received in the first quarter of 2016, partially offset by cash used in operating activities for the nine months ended September 30, 2016.

The cash used in operations for the quarter and nine months ended September 30, 2016 was $24.28 million and $63.37 million, respectively, as compared to $9.88 million and $23.08 million, respectively, for the same periods in 2015. The increase was primarily attributable to higher operating expense and a decrease in accounts payable.

Capital expenditure for the quarter and nine months ended September 30, 2016 was $6.68 million and $15.44 million, respectively, as compared to $0.86 million and $1.89 million, respectively, for the same periods in 2015.

Revenue for the three months ended September 30, 2016 was nil, compared to $1.38 million for the three months ended September 30, 2015. The revenue consists of amortization of earlier payments from Merck KGaA which had been fully recognized by the end of second quarter.

Research & Development (R&D) Expenses for the three months ended September 30, 2016 were $30.11 million, compared to $13.35 million for the three months ended September 30, 2015. The increase in R&D expenses was primarily attributable to increased spending on clinical activities for BGB-3111, BGB-A317, BGB-290, and BGB-283, due to expansion of ongoing clinical programs and start-up activities for registration trials. In addition, R&D-associated stock option expenses were $2.14 million for the three months ended September 30, 2016 and $4.58 million for the three months ended September 30, 2015.

General & Administrative (G&A) Expenses for the three months ended September 30, 2016 were $4.72 million, compared to $2.02 million for the three months ended September 30, 2015. The increase in G&A expenses was primarily attributable to increased employee compensation including share-based compensation as a result of increased headcount and higher professional service fees to support growing operations. In addition, G&A-associated stock option expense was $0.64 million for the three months ended September 30, 2016, compared to $0.24 million for the three months ended September 30, 2015.

Net Loss for the quarter ended September 30, 2016 was $35.49 million, compared to $14.00 million for the same period ended September 30, 2015. Net loss for the nine months ended September 30, 2016 was $81.62 million, compared to $29.85 million for the nine months ended September 30, 2015.

Financial Summary

Select Consolidated Balance Sheet Data (U.S. GAAP)

(Amounts in thousands of U.S. Dollars)

	September 30, 2016 (unaudited)	December 31, 2015 (audited)
Cash, cash equivalents, and short-term investments	$203,618	$100,486
Prepaid expenses and other current assets	6,335	5,783
Property and equipment, net	16,554	6,612
Total assets	235,425	116,764

Accounts payable	7,307	8,980
Senior promissory note	—	14,598
Long-term bank loan	18,030	6,188
Total shareholders’ equity (deficit)	$187,832	$(101,765)

Consolidated Statements of Operations (U.S. GAAP)

(Amounts in thousands of U.S. Dollars, except for number of ADSs and per ADS data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Collaboration revenue	$—	$1,380	$1,070	$4,139
Operating expenses:
Research and development	(30,106)	(13,351)	(69,100)	(30,147)
General and administrative	(4,722)	(2,021)	(11,760)	(4,361)
Total operating expenses	(34,828)	(15,372)	(80,860)	(34,508)
Loss from operations	(34,828)	(13,992)	(79,790)	(30,369)
Interest income (expense)	(75)	460	336	446
Other income (expense)	(464)	(467)	(1,859)	71
Loss before income tax expense	(35,367)	(13,999)	(81,313)	(29,852)
Income tax expense	(127)	—	(306)	—
Net loss	$(35,494)	$(13,999)	$(81,619)	$(29,852)
Net loss per ADS, basic and diluted	$(1.08)	$(1.67)	$(2.77)	$(3.63)
Weighted-average number of ADS used in net loss per ADS calculation - basic and diluted	32,933,655	8,392,667	29,497,875	8,231,977

Consolidated Statements of Comprehensive Loss (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(35,494)	$(13,999)	$(81,619)	$(29,852)
Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments	377	(428)	(13)	(509)
Unrealized holding gain (loss)	121	(303)	857	(724)
Comprehensive loss	$(34,996)	$(14,730)	$(80,775)	$(31,085)

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 300 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s financial condition; results of operations and business outlook; the sufficiency of its cash, cash equivalents and short-term investments; momentum of its product pipeline as well as the advancement of, and anticipated clinical development and regulatory milestones and plans related to BeiGene’s drug candidates and clinical trials, including commencing registration and combination trials and providing data readouts and updates for its clinical candidates. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in the BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange

Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com